PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	May 1,	May 2,	May 1,	May 2,
	2011	2010	2011	2010
Reconciliation of GAAP to Non-GAAP Net Income (Loss)
Attributable to Photronics, Inc.

GAAP net income (loss) attributable to Photronics, Inc.	$(16,438)	$7,873	$(4,327)	$8,086

(a) Debt extinguishment loss and net interest impact, net of tax
	30,513	-	30,513	-
(b) Consolidation and restructuring credits, net of tax	-	(5,029)	-	(4,836)

(c) Impact of warrants, net of tax	745	860	820	1,080

(d) Deferred financing fees write off, net of tax	-	1,011	-	1,011

Non-GAAP net income attributable to Photronics, Inc.	$14,820	$4,715	$27,006	$5,341

Reconciliation of GAAP to Non-GAAP Net Income/Loss
Applicable to Common Shareholders

GAAP weighted average number of diluted shares outstanding	55,685	65,780	54,751	54,291

(e) Non-GAAP weighted average number of diluted shares outstanding	67,047	54,469	66,634	54,291

Net income (loss) per diluted share

GAAP	$(0.30)	$0.14	$(0.08)	$0.15

Non-GAAP	$0.24	$0.09	$0.44	$0.10

(a)	Represents extinguishment charge related to the repurchase of $30.4 million of our 5.50% convertible senior notes due in October 2014, and net interest impact on convertible transactions.

(b)	Includes credits related to restructuring in China.

(c)	Represents financing expenses related to warrants, which are recorded in other income (expense).

(d)	As a result of an amendment to our revolving credit facility, represents write-off of deferred financing fees recorded in interest expense.

(e)	Excludes the impact of shares issued on March 29, 2011 (1.7 million shares during the three months ended May 1, 2011 and 0.8 million shares during the six months ended May 1, 2011), primarily related to the issuance of common stock in exchange for $30.4 million of our 5.5% convertible senior notes due in October 2014.